Exhibit 10.12

THIRD AMENDMENT LOAN AGREEMENT

THIS THIRD AMENDMENT TO LOAN AGREEMENT (this “Amendment”) is made and entered into as of June 28, 2016 (the “Effective Date”), by and between EDUCATIONAL DEVELOPMENT CORPORATION, a Delaware corporation (“Borrower”), and MIDFIRST BANK, a federally charted savings association (“Lender”).

BACKGROUND RECITALS

A.     Borrower and Lender are parties to that certain Loan Agreement dated as of December 1, 2015, as amended by that certain First Amendment to Loan Agreement dated as of March 10, 2016, and as further amended by that certain Second Amendment to Loan Agreement dated as of June 15, 2016 (as amended, the “Loan Agreement”). Unless the context otherwise requires, capitalized terms used in this Amendment and not otherwise defined herein have the respective meanings assigned to them in the Loan Agreement.

B.     Borrower has requested that Lender make a new term loan in the principal amount of $4,000,000, and Lender has agreed to such request, but only upon the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.

TERM LOAN #2. Subject to Borrower's satisfactory performance of the terms and conditions contained in this Amendment and the other Loan Documents, Lender agrees to make a new term loan (to be referred to as Term Loan #2) to the Borrower on the Effective Date of this Amendment in the principal amount of $4,000,000. Accordingly, the Loan Agreement is hereby amended as follows:

1.1.     Term Loan #2. A new Section 2.6 is hereby added to the Loan Agreement to read as follows:

2.6     Term Loan #2. Subject to the terms of this Agreement and in reliance on Borrower's representations and warranties in the Loan Documents, Lender agrees to lend, and Borrower agrees to borrow, Term Loan #2. THEREFORE, FOR VALUE RECEIVED, Borrower promises to pay to the order of Lender the Term Loan #2 Maximum Principal Amount with fees, costs and interest as set forth in, and payable (in Dollars at Lender's Offices) pursuant to, this Agreement. The funding and closing of Term Loan #2 will take place in Lender's Offices or at such other place as Lender may designate.

(a)     Interest. Subject to Subsection 2.3(a)(ii) above, the Term Loan #2 Principal Amount of Term Loan #2 bears interest at the LIBO Rate.

(b)     Payment. Borrower shall pay to Lender on each Principal Payment Date the Term Loan #2 Amortized Installment Amount. On the Term Loan #2 Maturity Date, Borrower shall pay in full to Lender (1) the Term Loan #2 Principal Amount along with all unpaid, accrued interest, and (2) all other Indebtedness.

(c)     Prepayment. Borrower may prepay Term Loan #2, in whole or in part, without premium or penalty.

1.2.     Definitions in Loan Agreement. The following definitions (a) to the extent already defined in Exhibit A of the Loan Agreement, are hereby amended in their entirety to read as follows, (b) to the extent not already defined in Exhibit A, are hereby added to Exhibit A of the Loan Agreement, to be inserted in alphabetical order, to read as follows:

“Interest Payment Date” means, with respect to any Loan, the first Business Day of each calendar month beginning on the first month following the Effective Date and ending on the earlier of (i) the date such Loan is repaid in full and any commitment therefor is terminated, and (ii) with respect to the Term Loan, the Maturity Date, with respect to Term Loan #2, the Term Loan #2 Maturity Date, or with respect to the Revolving Loan, the Termination Date.

“Loan to Value Ratio” means the percentage resulting from a fraction having (i) a numerator equal to the Principal Term Amount plus any unfunded amounts under the Term Loan, and (ii) a denominator equal to the value of the Land and Improvements, as determined by the most recent Appraisal, established as of the date on which the fraction is determined.

“Loans” means, collectively, the Term Loan, Term Loan #2 and the Revolving Loan.

“Maturity Date” means the earlier to occur of (i) the Stated Maturity Date and (ii) the date on which the entire Term Loan must be paid in full after acceleration pursuant to the terms of the Loan Documents.

“Maximum Principal Amount” means, collectively, the Maximum Term Principal Amount, the Term Loan #2 Maximum Principal Amount and the Maximum Revolving Principal Amount.

“Principal Amount” means, collectively, the Principal Term Amount, the Term Loan #2 Principal Amount and the Principal Revolving Amount.

“Principal Payment Date” means, with respect to any Loan, the first Business Day of each calendar month beginning on July I, 2016, and ending on the earlier of (i) the date such Loan is repaid in full, and (ii) with respect to the Term Loan, the Maturity Date, with respect to Term Loan #2, the Term Loan #2 Maturity Date, or with respect to the Revolving Loan, the Termination Date.

“Property” means, collectively, the Term Loan Property and the Term Loan #2 Property.

“Suspension Notice” means the notice from Lender to Borrower setting forth Lender's determination that (A) the LIBOR Index is not reported or (8) (as a result of changes to Applicable Law) it has become unlawful for Lender to make or maintain any Loan (or any portion thereof) at the LIBO Rate.

“Term Loan” means the term loan Lender makes to Borrower pursuant to Section 2.1 of this Agreement (or the other Loan Documents) up to the Maximum Term Principal Amount.

“Term Loan Property” means, collectively, the Land, the Improvements and the Additional Collateral with respect thereto.

“Term Loan #2” means the term loan Lender makes to Borrower pursuant to Section 2.6 of this Agreement up to the Term Loan #2 Maximum Principal Amount.

“Term Loan #2 Amortized Installment Amount” means an amount (initially $34,541.28) which would fully amortize the stated principal amount of Term Loan #2, together with interest thereon at the interest rate determined in accordance with Section 2.6(a). over an assumed 12-year amortization period commencing as of June 28, 2016. Beginning December 1, 2017, and on each December 1 thereafter, the required monthly installment amount shall be re-determined, effective with the installment payment due on the following January 1, with the re-determined installment amount being an amount which would fully amortize the then-unpaid principal balance of Term Loan #2, together with interest thereon at the fluctuating interest rate determined in accordance with Section 2.6(a) as of such re-determination date, over the remainder of such assumed 12-year amortization period.

“Term Loan #2 Appraisal” means collectively (a) an MAI appraisal of the Term

Loan #2 Property ordered by Lender, dated within 90 days of its use, and prepared by a licensed appraiser satisfactory to Lender, (b) any appraisal of the Term Loan #2 Property acceptable to Lender in its sole discretion, (c) an environmental site assessment of the Term Loan #2 Property acceptable to Lender in its sole discretion, and (d) any condition report of the Term Loan #2 Property acceptable to Lender in its sole discretion.

“Term Loan #2 Improvements” means all improvements now or hereafter located upon the Term Loan #2 Land.

“Term Loan #2 Land” means the land described in Exhibit B-2 of this Agreement.

“Term Loan #2 Loan Title Policy” means the title insurance policy (i) naming Lender as the insured, (ii) in the amount of the Term Loan #2 Maximum Principal Amount, (iii) in form (including endorsements), date and substance, and written by a title insurance underwriter, satisfactory to Lender, (iv) insuring a valid first lien upon the Term Loan #2 Land and Term Loan #2 Improvements by virtue of the Security Instrument therefor, and (v) containing no exceptions other than the preprinted exceptions and the Term Loan #2 Permitted Encumbrances.

“Term Loan #2 Loan to Value Ratio” means the percentage resulting from a fraction having (i) a numerator equal to the Principal Term Loan #2 Amount plus any unfunded amounts under Term Loan #2, and (ii) a denominator equal to the value of the Term Loan #2 Land and Term Loan #2 Improvements, as determined by the most recent Term Loan #2 Appraisal, established as of the date on which the fraction is determined.

“Term Loan #2 Maturity Date” means the earlier to occur of (i) the Term Loan #2 Stated Maturity Date and (ii) the date on which the entire Term Loan #2 Loan must be paid in fu11 after acceleration pursuant to the terms of the Loan Documents.

“Term Loan #2 Maximum Principal Amount” means the lesser of (i) $4,000,000.00 and (ii) 80% of the Term Loan #2 Loan to Value Ratio.

“Term Loan #2 Permitted Encumbrances” means the encumbrances, approved by Lender, set forth in Schedule B of the Term Loan #2 Loan Title Policy, except for the preprinted exceptions to title coverage.

“Term Loan #2 Principal Amount” means, at any point in time, that portion of the principal balance of Term Loan #2 which is unpaid.

“Term Loan #2 Property” means, collectively, the Term Loan #2 Land, the Term Loan #2 Improvements and the Additional Collateral with respect thereto.

“Term Loan #2 Stated Maturity Date” means June 28, 2021.

1.3.     Term Loan. Section 2. (b) of the Loan Agreement is hereby amended in its entirety to read as follows:

(b)     Payment. Borrower shall pay to Lender on each Principal Payment Date: (A) with respect to Tranche A, the Installment Amount on each Interest Payment Date, and (B) with respect to Tranche B, the Amortized Installment Amount. On the Maturity Date, Borrower shall pay in full to Lender (1) the Principal Term Amount along with all unpaid, accrued interest, and (2) all other Indebtedness.

1.4.     LIBO Rate. Section 2.3(a)(ii) of the Loan Agreement is hereby amended in its entirety to read as follows:

(iii) Immediately after Lender gives a Suspension Notice to Borrower, Lender's obligation to make or maintain Tranche B of the Term Loan, Term Loan #2, the Revolving Loan and Additional Costs at the LIBO Rate will be suspended and all interest and Additional Costs payable at the LIBO Rate will automatically convert to the Prime Rate. If circumstances further change and nullify the basis on which the Suspension Notice was given, then Lender will advise Borrower of the change and thereafter Tranche B of the Term Loan, Term Loan #2 the Revolving Loan and the Additional Costs will automatically bear interest at the LIBO Rate.

1.5.     New Exhibit. Exhibit B-2 attached to this Amendment is hereby added to the Loan Agreement as a new Exhibit B-2.

2.	CONDITIONS TO EFFECTIVENESS. This Amendment will be effective as of the Effective Date, but subject to satisfaction of each of the following conditions precedent:

2.1.     Execution of Amendment Documents. The following documents (collectively, the “Amendment Documents”) shall have been executed by the applicable parties and delivered to Lender, each in form and substance satisfactory to Lender:

(a)	this Amendment;

(b)	a promissory note to evidence Term Loan #2;

(c)	a Security Instrument (mortgage) covering the Term Loan #2 Property; and

(d)	an amendment to the Security Instrument (mortgage) covering the Term Loan Property to update the description of the indebtedness secured thereby.

2.2.     Term Loan #2 Appraisal. At Borrower's expense, Lender shall obtain a Term Loan #2 Appraisal. The cost for the Term Loan #2 Appraisal shall be Additional Costs. Borrower shall cooperate (including providing access to the Collateral) with anyone preparing a Term Loan #2 Appraisal.

2.3.     Title Insurance. Borrower shall have furnished to Lender, at Borrower's expense, a commitment for the Term Loan #2 Loan Title Policy, and the Term Loan #2 Title Policy shall be delivered no later than 30 days after the Effective Date of this Amendment. If the Term Loan #2 Loan Title Policy becomes invalid, or the insurer becomes insolvent or is placed in receivership, then Borrower shall, within 30 days after Lender's demand, furnish to Lender, at Borrower's expense, a substitute Term Loan #2 Loan Title Policy.

2.4.     Flood Hazard Determination. Lender shall have received evidence satisfactory to it that the Term Loan #2 Property is not located in an area designated by the Secretary of Housing and Urban Development as an area having special flood or mudslide hazards, and that flood hazard insurance is not required for any credit to be extended hereunder pursuant to any Applicable Law.

2.5.     Borrowing Resolutions. Lender shall have received copies of resolutions or other action of the Board of Directors of Borrower authorizing the execution, delivery and performance of this Amendment and the other Loan Documents to which it is a party, certified by the Secretary of Borrower.

2.6.     Legal Matters. All legal matters incident to this Amendment shall be satisfactory to Lender and its counsel.

3.	REPRESENTATIONS AND WARRANTIES.

3.1.     Reaffirmation. Borrower confirms that all representations and warranties made by it in the Loan Agreement and the other Loan Documents are, and as of the Effective Date will be, true and correct in all material respects, and all of such representations and warranties are hereby remade and restated as of the Effective Date and shall survive the execution and delivery of this Amendment.

3.2.      Additional Representations and Warranties.

3.2.1.     Power; Transactional Authority; Enforceability. Each Borrower Party has the requisite power and authority to execute, deliver and carry out the terms and provisions of the Amendment Documents to which it is a party, and has taken all necessary actions to authorize its execution, delivery and performance of the Amendment Documents. Each Borrower Party has duly executed and delivered the Amendment Documents. The Amendment Documents each Borrower Party executes or under which such Borrower Party is obligated constitute such Borrower Party's legal, valid and binding obligations, enforceable in accordance with the terms of the Loan Documents, as amended by the Amendment Documents, subject to (i) the effect of any Applicable Bankruptcy Law, or (ii) general principles of equity.

3.2.2.     No Violation; No Consent. Each Borrower Party's execution, delivery and performance of the Amendment Documents, and compliance with the terms and provisions of the Loan Documents, as amended by the Amendment Documents, will not (i) contravene any Applicable Law, (ii) conflict or be inconsistent with or result in any breach of any term, covenant, condition or provision of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the Property or such Borrower Party's other assets pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which such Borrower Party is a party or by which such Borrower Party or any of the Property or such Borrower Party's other assets is bound or may be subject, or (iii) violate any term of any Borrower Party's certificate of incorporation or other documents and agreements governing such Borrower Party's existence, management or operation. No Borrower Party is required to obtain the consent of any other party, including any Governmental Authority, in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents, as amended by the Amendment Documents.

3.2.3.     Financial Matters. Each Borrower Party financial statement previously delivered to Lender was prepared in accordance with GAAP and completely, correctly and fairly present the financial condition and the results of operations of each Borrower Party on the date and for the period covered by the financial statements. All other reports, statements and other data that any Borrower Party furnished to Lender in connection with the Loan are true and correct in all material respects and do not omit any fact or circumstance necessary to ensure that the statements are not misleading. Each Borrower Party (i) is solvent, (ii) is not bankrupt, and (iii) has no outstanding liens, suits, garnishments, bankruptcies or court actions which may render such Borrower Party insolvent or bankrupt. Since the date of the last financial statements each Borrower Party delivered to Lender, no event, act, condition or liability has occurred or exists, which has had, or may reasonably be expected to have, a material adverse effect upon (A) such Borrower Party's business, condition (financial or otherwise) or operations, or (B) such Borrower Party's ability to perform or satisfy, or Lender's ability to enforce, any of the Indebtedness.

3.2.4.     Litigation. There are no suits or proceedings (including condemnation) pending or (to Borrower's knowledge, after reasonable inquiry) threatened against or affecting any Borrower Party or the Property or involving the validity, enforceability or priority of any of the Loan Documents. Borrower has not received notice from any Governmental Authority alleging that any Borrower Party or the Property is violating any Applicable Law.

3.2.5.     No Default. No Event of Default currently exists or would exist after giving effect to the transactions contemplated by this Amendment.

4.	MISCELLANEOUS.

4.1.     Effect of Amendment. The terms of this Amendment shall be incorporated into and form a part of the Loan Agreement. Except as expressly amended, modified and supplemented by this Amendment, the Loan Agreement shall continue in full force and effect in accordance with its original stated terms, all of which are hereby reaffirmed in every respect as of the Effective Date. In the event of any irreconcilable inconsistency between the terms of this Amendment and the terms of the Loan Agreement, the terms of this Amendment shall control and govern, and the agreements shall be interpreted so as to carry out and give full effect to the intent of this Amendment. All references to the Loan Agreement appearing in any of the Loan Documents shall hereafter be deemed references to the Loan Agreement as amended, modified and supplemented by this Amendment.

4.2.     No Course of Dealing. This Amendment shall not establish a course of dealing or be construed or relied upon as evidence of any willingness on Lender's part to grant any future consent or amendment, should any be requested.

4.3.     Release. Borrower hereby forever releases Lender from any and all liens, claims, interests and causes of action of any kind or nature (each, a “Claim”) it now has or may hereafter have against Lender, and hereby agrees to indemnify and hold harmless Lender for all Claims that any Person may bring against Lender that arise under or in connection with the Loan Agreement based on facts existing on or before the Effective Date.

4.4.     Ratification and Affirmation. Borrower hereby acknowledges the terms of this Amendment and ratifies and affirms its obligations under, and acknowledges, renews and extends its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect.

4.5.     Headings. The headings of the sections and subsections of this Amendment are for convenience of reference only and will not affect the scope or meaning of the sections of this Amendment.

4.6.     Applicable Law. The Amendment Documents and the rights and obligations of Borrower and Lender are in all respects governed by, and construed and enforced in accordance with the Governing Law (without giving effect to its principles of conflicts of law), except for those terms of the Security Instruments pertaining to the creation, perfections, validity, priority or foreclosure of the liens or security interests on the Property located within the State, which terms will be governed by, and construed and enforced in accordance with the laws of the State (without giving effect to its principles of conflicts of law).

4.7.     Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all signers executed the same instrument. All counterparts of this Amendment must be construed together and will constitute one instrument.

4.8.     Reimbursement of Expenses. Borrower agrees to pay or reimburse Lender for all reasonable out-of-pocket expenses, including Attorneys’ Fees, incurred by Lender in connection with the negotiation, preparation, execution and delivery of this Amendment and the other Amendment Documents and the consummation of the transactions contemplated hereby.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed effective as of the Effective Date.

Borrower:	EDUCATIONAL DEVELOPMENT CORPORATION a Delaware corporation

	By:	/s/ Randall W. White
	Name:	Randall W. White
	Title:	Chairman, President and CEO

BORROWER’S SIGNATURE PAGE

TO

THIRD AMENDMENT TO LOAN AGREEMENT

Lender:	MIDFIRST BANK, a federally chartered savings association

	By:	/s/ Marc Short
	Name:	Marc Short
	Title:	Senior Vice President

LENDER’S SIGNATURE PAGE

TO

THIRD AMENDMENT TO LOAN AGREEMENT

EXHIBIT B-2

Lot One (1), Block Seventeen (17), TULSA SOUTHEAST INDUSTRIAL DISTRICT, BLOCKS 12A AND 13 THRU 18 INCLUSIVE, a Resubdivision of Block 12 inclusive, and Part of Block “A” and all of Block “B” of Tulsa Southeast Industrial District Extended Addition to the City of Tulsa, Tulsa County, State of Oklahoma, a part of Section 31, T-19-N, R-14-E, according to the recorded Plat thereof.